CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Combined Prospectus/Information Statement on Form N-14 of Northern Lights Fund Trust and to the use of our report dated February 27, 2014 on the financial statements and financial highlights of BTS Bond Asset Allocation Fund and BTS Tactical Fixed Income Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust.  Such financial statements and financial highlights appear in the December 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 14, 2014